Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-3 No. 333-157645) of Patriot Coal Corporation,
(2) Registration Statement (Form S-8 No. 333-147043) pertaining to the Patriot Coal Corporation 2007 Long-Term Equity Incentive Plan and/or the Patriot Coal Corporation Employee Stock Purchase Plan, and
(3) Registration Statement (Form S-8 No. 333-157288) pertaining to the Patriot Coal Corporation 401(k) Retirement Plan;
of our report dated February 25, 2009, except for the retrospective adjustments described in Notes 3, 4, 7, and 13, as to which the date is May 20, 2009, with respect to the consolidated financial statements of Patriot Coal Corporation included in its Current Report on Form 8-K.
Our audits also included the financial statement schedule of Patriot Coal Corporation listed in Item 15(a). This schedule is the responsibility of Patriot Coal Corporation’s management. Our responsibility is to express an opinion based on our audits. In our opinion, as to which the date is February 25, 2009, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
/s/ Ernst & Young LLP
St. Louis, Missouri
June 12, 2009